NINTH AMENDMENT AND REAFFIRMATION AGREEMENT

THIS NINTH AMENDMENT AND REAFFIRMATION AGREEMENT is dated as of March 29, 2021 (this “Agreement”), by and among GSE SYSTEMS, INC., a Delaware corporation (“Parent”), GSE PERFORMANCE SOLUTIONS, INC., a Delaware corporation (“GSE Performance” and collectively with Parent, the “Borrowers” and each a “Borrower”), GSE TRUE NORTH CONSULTING, LLC, a Delaware limited liability company (“True North”), HYPERSPRING, LLC, a Delaware limited liability company (“Hyperspring”), ABSOLUTE CONSULTING, INC., a Delaware corporation (“Absolute” and together with True North and Hyperspring collectively, the “Original Guarantors” and each an “Original Guarantor”), DP ENGINEERING, LLC, formerly DP Engineering Ltd. Co., a Delaware limited liability company (“DP Engineering” and together with the Original Guarantors collectively, the “Guarantors” and each a “Guarantor” and together with the Borrowers collectively, the “Loan Parties” and each a “Loan Party”), and CITIZENS BANK, NATIONAL ASSOCIATION (the “Bank”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement (as defined below) or the Guaranty (as defined below), as applicable.

WHEREAS, pursuant to the terms of that certain Credit and Security Agreement, dated as of December 29, 2016 (as the same may have been amended, renewed, replaced, or supplemented from time to time prior to the Closing Date (as defined in the Credit Agreement), the “Original Credit Agreement”), by and among Borrowers and Bank, the Bank agreed to provide a revolving line of credit to Borrowers in an amount not to exceed $5,000,000 pursuant to a revolving line of credit note dated as of the Initial Closing Date (as defined in the Credit Agreement) of the Borrowers payable to the order of the Bank (the “RLOC Note”);

WHEREAS, Hyperspring executed and delivered a Guaranty and Suretyship Agreement (as the same may have been amended, restated or modified from time to time, the “Hyperspring Guaranty”) dated as of December 29, 2016 in favor of Bank in connection with Borrower entering into the Original Credit Agreement;

WHEREAS, Absolute executed and delivered a Guaranty and Suretyship Agreement (as the same may have been amended, restated or modified from time to time, the “Absolute Guaranty”) dated as of September 20, 2017 in favor of Bank in connection with the Original Credit Agreement;

WHEREAS, True North executed and delivered a Guaranty and Suretyship Agreement (as the same may have been amended, restated or modified from time to time, the “True North Guaranty”) dated as of May 11, 2018 in favor of Bank in connection with the Credit Agreement;

WHEREAS, GSE Performance executed and delivered a Pledge Agreement (as the same may have been amended, restated or modified from time to time, the “GSE Performance Pledge Agreement”) dated as of September 20, 2017 in favor of Bank in connection with the Original Credit Agreement;

WHEREAS, Borrowers and Bank entered into that certain Amended and Restated Credit Agreement (as the same may have been amended, restated or modified from time to time, the “Credit Agreement”) dated as of May 11, 2018 to continue the RLOC and to provide for a Term Loan Facility in a principal amount up to $25,000,000;

WHEREAS, Original Guarantors and Bank entered into that certain Security Agreement (as the same may have been amended, restated or modified from time to time, the “Security Agreement”) dated as of May 11, 2018;

WHEREAS, pursuant to that certain Amendment and Reaffirmation Agreement dated as of May 11, 2018, the Borrowers, the Original Guarantors and the Bank agreed to amend the terms and conditions of the RLOC Note and the GSE Performance Pledge Agreement;

WHEREAS, pursuant to that certain Second Amendment and Reaffirmation Agreement dated as of  May 25, 2018, the Borrowers, the Original Guarantors and the Bank agreed to amend certain terms and conditions of the Credit Documents to reflect the conversion of True North to a Delaware limited liability company;

WHEREAS, on February 15, 2019, (i) GSE Performance acquired all of the membership interests of DP Engineering, (ii) the Borrowers, the Guarantors and the Bank executed that certain Third Amendment and Reaffirmation Agreement dated as of such date and (iii) DP Engineering executed and delivered a (a) Guaranty and Suretyship Agreement (the “DP Engineering Guaranty” and together with the True North Guaranty, the Hyperspring Guaranty and Absolute Guaranty collectively, the “Guaranty”) in favor of Bank in connection with the Credit Agreement and (b) Pledge Agreement in favor of Bank in connection with the Credit Agreement;

WHEREAS, pursuant to that certain Fourth Amendment and Reaffirmation Agreement dated as of March 20, 2019, the Borrowers, the Guarantors and the Bank agreed to amend certain terms and conditions of the Credit Documents to reflect the conversion of DP Engineering to a Delaware limited liability company;

WHEREAS, pursuant to that certain Fifth Amendment and Reaffirmation Agreement dated as of June 28, 2019, the Borrowers, the Guarantors and the Bank agreed to amend certain financial covenants in the Credit Agreement;

WHEREAS, pursuant to that certain Sixth Amendment and Reaffirmation Agreement dated December 31, 2019, the Borrowers, the Guarantors and the Bank agreed to amend certain financial covenants in the Credit Agreement;

WHEREAS, pursuant to that certain Seventh Amendment and Reaffirmation Agreement dated March 31, 2020, the Borrowers, the Guarantors, and the Bank agreed to amend certain financial covenants, definitions, and other provisions in the Credit Agreement;
WHEREAS, pursuant to that certain Eighth Amendment and Reaffirmation Agreement dated June 29, 2020, the Borrowers, the Guarantors, and the Bank agreed to the Loan Repayment (as defined therein) and to amend certain financial covenants and other provisions in the Credit Agreement; and

WHEREAS, the parties hereto intend to pay down the RLOC, reduce the RLOC Amount and amend certain financial covenants, definitions, and other provisions in the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, under seal, as follows:

ARTICLE I

        Section 1.01 Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

 (a) The reference to “$5,000,000 (the “RLOC Amount”)”in Background Paragraph B of the Credit Agreement is hereby deleted and replaced with “the RLOC Amount.”

(b) Subsection 1.1.8 of the Credit Agreement is hereby deleted and replaced with the following new Subsection 1.1.8:

“1.1.8.  “Availability Amount” means as of any date of determination, an amount equal to the sum of (a) the RLOC Amount, minus (b) the outstanding principal balance of any Advances, minus (c) the aggregate amount available to be drawn on outstanding Letters of Credit, minus (d) the positive difference between $500,000 and the aggregate amount to be drawn on outstanding Letters of Credit issued after the Ninth Amendment Date.”

 (c) Subsection 1.1.26 of the Credit Agreement is hereby deleted and replaced with the following new Subsection 1.1.26:
“1.1.26.  “Consolidated Adjusted EBITDA” means, (i) for the Measurement Period ending September 30, 2021, Consolidated Adjusted EBITDA for the quarters ending June 30, 2021 and September 30, 2021 multiplied by two, (ii) for the Measurement Period ending December 31, 2021, Consolidated Adjusted EBITDA for the quarters ending June 30, 2021, September 30, 2021 and December 31, 2021, multiplied by 4/3rds and (iii) for the Measurement Period ending March 31, 2022 and each period of determination thereafter, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loan), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses including impairment charges to goodwill and assets classified as discontinued operations, (f) any cash expenditures for extraordinary, unusual or non-recurring costs, expenses, charges or losses not to exceed $500,000 over any period of four (4) fiscal quarters of the Borrower and its Subsidiaries (including, without limitation, charges incurred in connection with Permitted Acquisitions and unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives, severance costs, relocation costs, integration costs, restructuring costs, other business optimization expenses or reserves, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities or of discontinued operations and curtailments or modifications to pension and post-retirement employee benefit plans), (g) costs, fees and expenses incurred in connection with Permitted Acquisitions or the incurrence, amendment or modification of Indebtedness permitted under this Agreement (including a refinancing thereof), in each case, whether or not successful, (h) any costs, fees and expenses associated with any acquisition, investments, disposition or equity issuance not prohibited by this Agreement, (i) any non-cash losses associated with any disposition not prohibited by this Agreement, (j) any non-cash loss attributable to the mark-to-market movement in the valuation of obligations pursuant to Hedging Contracts, and (k) any non-cash charges related to any deferred compensation plans and minus, (i) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (1) interest income, (2) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (3) income tax credits (to the extent not netted from income tax expense), (4) any non-cash gain attributable to the mark-to-market movement in the valuation of obligations pursuant to Hedging Contracts, (5) any cash payments related to any deferred compensation plans, (6) any non-cash gains associated with any disposition not prohibited by this Agreement, and (7) any other non-cash income and (ii) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis; provided, however, that Borrower and Bank shall agree on deemed “Consolidated Adjusted EBITDA” for Subsidiaries acquired by Borrower in a Permitted Acquisition at the time of such Permitted Acquisition for the purpose of calculating “Consolidated Adjusted EBITDA” for the three (3) fiscal quarters following such Permitted Acquisition and thereafter, the actual Consolidated Net Income of Subsidiaries acquired by Borrower in Permitted Acquisitions shall be used for purposes of calculating the financial covenants set forth herein.”

(d) Subsection 1.1.52 of the Credit Agreement is hereby deleted and replaced with the following new Subsection 1.1.52.

“1.1.52.  “Fixed Charge Coverage Ratio” means the ratio resulting from dividing (a) Consolidated Adjusted EBITDA for the most recent Measurement Period minus the aggregate cash Unfinanced Capital Expenditures, only to the extent Unfinanced Capital Expenditures exceed $500,000 for the Measurement Period, minus the aggregate amount of any Distributions, by (b) the sum of Current Portion of Long Term Debt for the most recent Measurement Period plus scheduled maturities of Capital Leases (to the extent not included in Current Portion of Long Term Debt) plus Consolidated Cash Interest Charges for the most recent Measurement Period plus the aggregate amount of federal, state, local and foreign income, valued added, franchise, use or equivalent income type tax expense paid in cash (including any state single business unitary and similar taxes imposed in lieu of income taxes) for the applicable period plus required $75,000 quarterly payments on RLOC commencing on December 31, 2021.”

(e) The chart in the definition of “Letter of Credit Issuance Fee” in Section 1.1.68 of the Credit Agreement is hereby deleted and replaced with the following chart:

Leverage Ratio	Issuance Fee Percentage
Category l Greater than or equal to 3.25 to 1.00	3.00%
Category 2 Greater than or equal to 3.00 to 1.00, but less than 3.25 to 1.00	2.75%
Category 3 Greater than or equal to 2.75 to 1.00, but less than 3.0 to 1.00	2.50%
Category 4 Greater than or equal to 2.00 to 1.00, but less than 2.75 to 1.00	2.25%
Category 5 Greater than or equal to 1.00 to 1.00, but less than 2.00 to 1.00	2.00%
Category 6 Less than 1.00 to 1.00	1.75%

(f) Subsection 1.1.93 of the Credit Agreement is hereby deleted and replaced with the following new Subsection 1.1.93:

“1.1.93.  “RLOC Amount” means (i) on the Ninth Amendment Date, $4,250,000, (ii) on the earlier of June 30, 2021 or the date Borrower makes the second $500,000 payment required by Subsection 2.1.5(d) hereof, $3,750,000, (iii) on September 30, 2021, $3,500,000 and (iv) on December 31, 2021 and on each March 31, June 30, September 30 and December 31 thereafter, the RLOC Amount immediately prior to each such date reduced by $37,500.”

(g) Subsection 1.1.105 of the Credit Agreement is hereby deleted and replaced with the following new Subsection 1.1.105:

“1.1.105.  “Unused Fee Percentage” means 0.55%.

(h) Section 1.1 of the Credit Agreement is hereby amended to add the following definition in the appropriate alphabetical order:

“”Ninth Amendment Date” means March 29, 2021.”

(i) Section 2.1.4 of the Credit Agreement is hereby amended to append the following sentence to Section 2.1.4.:  “Without limiting the foregoing, on or after the Ninth Amendment Date, the Bank shall have no obligation to issue one or more Letters of Credit to the extent that the sum of (a) the face amount of any Letter of Credit requested to be issued after the Ninth Amendment Date, plus (b) the aggregate amount to be drawn on all outstanding Letters of Credit issued after the Ninth Amendment Date would exceed $500,000.”

(j) The Credit Agreement is hereby amended to add the following new Subsection 2.1.5(d):

“(d) On the Ninth Amendment Date, Borrower shall pay Bank $500,000 to be applied to the principal amount outstanding under the RLOC.  By June 30, 2021, Borrower shall pay Bank an additional $500,000 to be applied to the principal amount outstanding under the RLOC.  Commencing on December 31, 2021 and on each March 31, June 30, September 30 and December 31 thereafter, Borrower shall pay Bank $75,000 to be applied to the principal amount outstanding under the RLOC.”

(k) Section 7.1 of the Credit Agreement is hereby deleted and replaced with the following new Section 7.1:

“Section 7.1  Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall maintain a minimum Fixed Charge Coverage Ratio of 1.10 to 1.00, to be tested quarterly as of the last day of each quarter beginning with the quarter ending September 30, 2021, on rolling four-quarter basis, calculated based on the financial statements received by the Bank in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Borrower’s liabilities and expenses under the PPP Loan shall be excluded in the calculation of Fixed Charge Coverage Ratio for any period of time of determination unless, until and only to the extent it has been finally determined that all or any portion of the Borrower’s PPP Loan will not be forgiven pursuant to Section 1106 of the CARES Act.”

(l) Section 7.2 of the Credit Agreement is hereby deleted and replaced with the following new Section 7.2:

“Section 7.2.  Leverage Ratio.  Borrower and its Subsidiaries shall not exceed a maximum Leverage Ratio, to be tested quarterly as of the last day of each quarter beginning with the quarter ending September 30, 2021, on a rolling four-quarter basis, calculated based on the financial statements received by the Bank in accordance with the terms of this Agreement, as follows:  (i)  3.25 to 1.00 for the period ending on September 30, 2021, (ii) 3.00 to 1.00 for the period ending on December 31, 2021, (iii) 2.75 to 1.00 for the period ending on March 31, 2022, (iv) 2.50 to 1.00 for the period ending on June 30, 2022 and (v) 2.00 to 1.00 for the period ending on September 30, 2022 for the periods ending on each December 31st, March 31st, June 30th and September 30th thereafter.  Notwithstanding the foregoing, the Borrower’s liabilities and expenses under the PPP Loan shall be excluded in the calculation of Leverage Ratio for any period of time of determination unless, until and only to the extent it has been finally determined that all or any portion of the Borrower’s PPP Loan will not be forgiven pursuant to Section 1106 of the CARES Act.”

(m) Section 7.4 of the Credit Agreement is hereby deleted and replaced with the following new Section 7.4:

“Section 7.4  Capital Expenditures.  Borrower and its Subsidiaries shall not make Capital Expenditures, financed with Indebtedness having an original term longer than twelve (12) months, in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, tested quarterly based on the financial statements received by Bank in accordance with this Agreement.”

(n) Section 7.5 of the Credit Agreement is hereby deleted and replaced with the following new Section 7.5: “Section 7.5  Minimum USA Liquidity. Borrower and its Subsidiaries shall maintain a minimum USA Liquidity of at least $2,500,000.00 in the aggregate, to be tested bi-weekly as of the fifteenth (15th) and the last day of each month beginning on March 31, 2021 and thereafter and to be reported by Borrower to Bank within five (5) Business Days of such measurement date.”

(o) Schedule 8.1 to the Credit Agreement is hereby deleted and replaced with Schedule 8.1 attached hereto.

(p) The chart in the definition of the “Applicable Margin” on Exhibit C to the Credit Agreement is hereby deleted and replaced with the following:

Leverage Ratio	Margin
Category 1 Greater than or equal to 3.25 to 1.00	4.00%
Category 2 Greater than or equal to 3.00 to 1.00, but less than 3.25 to 1.00	3.75%
Category 3 Greater than or equal to 2.75 to 1.00, but less than 3.00 to 1.00	3.50%
Category 4 Greater than or equal to 2.00 to 1.00, but less than 2.75 to 1.00	3.25%
Category 5 Greater than or equal to 1.00 to 1.00, but less than 2.00 to 1.00	3.00%
Category 6 Less than 1.00 to 1.00	2.75%

ARTICLE II

Reaffirmation

        Section 2.01 Reaffirmation.

(a) Each Guarantor hereby: (i) affirms and confirms its guarantee and other commitments and obligations, under the Guaranty, the Security Agreement and any other Credit Documents executed by such Guarantor and (ii) confirms that each guarantee and other commitments and obligations under the Guaranty, the Security Agreement and any other Credit Documents executed by such Guarantor shall continue to be in full force and effect and shall continue to accrue to the benefit of the Bank notwithstanding the effectiveness of the Credit Agreement.

(b) Each Borrower hereby affirms the execution and delivery to Bank of the Credit Documents, and the Credit Documents are continued in full force and effect and are in all respects hereby affirmed and ratified.

ARTICLE III

Representations and Warranties

Each Loan Party, to the extent applicable, hereby represents and warrants, which representations and warranties shall survive execution and delivery of this Agreement, as follows:

        Section 3.01 Organization.  Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

        Section 3.02 Authority; Enforceability.  Each Loan Party has the corporate or limited liability company power to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate and other action, to authorize the execution, delivery and performance by it of this Agreement.  Each Loan Party has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with the terms hereof.

        Section 3.03 Credit Documents.  The representations and warranties made by each Loan Party and set forth in the Credit Documents are true and correct on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case any such representation and warranty shall have been true and correct as of such earlier date).

ARTICLE IV

Miscellaneous

        Section 4.01 Conditions to Effectiveness of Agreement.  The Bank’s willingness to agree to the amendments set forth in this Agreement is subject to (a) the execution and delivery to the Bank of this Agreement by the Borrowers and Guarantors and (b) the payment by Borrowers to the Bank of (i) $500,000 to be applied to the principal amount outstanding under the RLOC, (ii) a $25,000 amendment fee, and (iii) the reasonable fees and expenses of the Bank’s outside and in-house counsel in connection with this Agreement.

        Section 4.02 Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 10.9 of the Credit Agreement or Section 13 of the Guaranty, as applicable.

        Section 4.03 Expenses.  Each Loan Party acknowledges and agrees that the Bank shall be entitled to reimbursement of expenses as provided in Section 10.2 of the Credit Agreement and Section 10 of the Guaranty, as applicable.

        Section 4.04 Credit Document.  This Agreement is a “Credit Document” executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

        Section 4.05 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 4.06 No Novation.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Documents, which shall remain in full force and effect except as modified by this Agreement and the Credit Agreement.

        Section 4.07 Governing Law; Waiver of Jury Trial.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. EACH LOAN PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, ON OR WITH RESPECT TO THIS AGREEMENT, ANY OF THE OTHER DOCUMENTS, THE COLLATERAL OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, WHETHER BY CLAIM OR COUNTERCLAIM.

        Section 4.08 Remaining Force and Effect.  Except as specifically amended hereby, the Credit Documents remain in full force and effect in accordance with their original terms and conditions.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed under seal by its respective authorized officers as of the day and year first above written.

BANK:
Witness/Attest:	CITIZENS BANK, NATIONAL ASSOCIATION By: /s/ Joseph R. Sileo (SEAL) Joseph R. Sileo Senior Vice President
BORROWERS:
Witness/Attest: /s/ Leah Brewster	GSE SYSTEMS, INC. By: /s/ Emmett Pepe (SEAL) Emmett Pepe Chief Financial Officer
Witness/Attest: /s/ Leah Brewster	GSE PERFORMANCE SOLUTIONS, INC. By: /s/ Emmett Pepe (SEAL) Emmett Pepe Treasurer
GUARANTORS:
Witness/Attest: /s/ Leah Brewster	ABSOLUTE CONSULTING, INC. By: /s/ Emmett Pepe (SEAL) Emmett Pepe Treasurer
Witness/Attest: /s/ Leah Brewster	HYPERSPRING, LLC By: /s/ Emmett Pepe (SEAL) Emmett Pepe Treasurer

Witness/Attest: /s/ Leah Brewster	GSE TRUE NORTH CONSULTING, LLC By: /s/ Emmett Pepe (SEAL) Emmett Pepe Treasurer

Witness/Attest: /s/ Leah Brewster	DP ENGINEERING, LLC By: /s/ Emmett Pepe (SEAL) Emmett Pepe Treasurer